Exhibit 99.1

DXC Technology Reports First Quarter Fiscal Year 2023 Results

•Revenues of $3.71 billion for Q1 FY23, down 10.5% as compared to prior year period, and down 2.6% on an organic basis

•Diluted Earnings Per Share was $0.43 and Non-GAAP Diluted Earnings Per Share was $0.75 in Q1 FY23

•Q1 FY23 operating cash flow of $163 million, less capital expenditures of $175 million, results in $(12) million of free cash flow, a $292 million improvement over Q1 FY22

•Book-to-bill ratio of 0.87x and trailing twelve-month book-to-bill of 1.06x

•Returned $266 million to shareholders by repurchasing 8.9 million shares in Q1 FY23

ASHBURN, VA, August 3, 2022 – DXC Technology (NYSE: DXC) today reported results for the first quarter of fiscal year 2023.

Mike Salvino, DXC Chairman, President and Chief Executive Officer commented: “Our transformation journey is creating value and we are confident that we are taking the right steps for DXC in the short term that will set us up for success in the long term. I am pleased with the quality of company DXC has become with our stable debt, sound capital allocation strategy, focus on free cash flow generation, investment grade credit profile, improved governance, and our consistent growth in GBS. Our focus now is to accelerate our cost optimization to drive out $500 million in cost by year end, setting the company up for long term success.”

Financial Highlights(1)	Q1 FY23	Q1 FY22
Revenue	$3,707	$4,141
YoY Revenue Growth	(10.5)%	(8.0)%
YoY Organic Revenue Growth(2)	(2.6)%	(3.7)%

Net Income	$103	$282
Net Income as a % of Sales	2.8%	6.8%

EBIT(2)	$139	$466
EBIT Margin %(2)	3.7%	11.3%

Adjusted EBIT(2)	$259	$332
Adjusted EBIT Margin %(2)	7.0%	8.0%

Earnings Per Share (Diluted)	$0.43	$1.07
Non-GAAP EPS (Diluted)(2)	$0.75	$0.84

Book-to-Bill (TTM)	1.06x	1.10x
Book-to-Bill	0.87x	1.12x
(1) In millions, except per-share amounts and numbers presented as percentages and ratios
(2) Reconciliation of GAAP to Non-GAAP measures provided in Non-GAAP Results.

Financial Highlights - First Quarter of Fiscal Year 2023

Revenue was $3.71 billion for the first quarter of fiscal year 2023, down 10.5% as compared to prior year period, and down 2.6% on an organic basis. First quarter revenues came in towards the bottom end of our previous guidance range, while organic revenue growth was slightly below the bottom end of our guidance range.

Net income was $103 million, or 2.8% of sales for the first quarter of fiscal year 2023, compared to $282 million, or 6.8% of sales, in the prior year quarter. EBIT was $139 million or 3.7% of sales. Net income and EBIT in the quarter included the following items: amortization of acquired intangible assets of $104 million, restructuring costs of $33 million, gain on disposition of $29 million, a merger related indemnification charge of $10 million, and transaction, separation, and integration costs of $2 million. Excluding these items, Adjusted EBIT margin was 7.0% in the first quarter, a reduction of 100 bps as compared to the prior year quarter.

Diluted earnings per share was $0.43 and Non-GAAP diluted earnings per share was $0.75 for the first quarter of fiscal year 2023. GAAP and Non-GAAP earnings per share were adversely impacted by investments and higher costs, a slower than anticipated ramp of our cost optimization efforts, unfavorable currency fluctuations, and higher than expected tax expense, partially offset by lower interest expense and share count.

On a trailing twelve months basis, the company delivered a book to bill of 1.06x.

During the first quarter of fiscal year 2023, the Company repurchased 8.9 million shares of common stock for a total of $266 million.

Financial Information by Segment

Global Business Services ("GBS")(1)	Q1 FY23	Q1 FY22
Revenue	$1,758	$1,887
YoY Revenue Growth	(6.8)%	(13.2)%
YoY Organic Revenue Growth(2)	2.8%	2.0%

Segment Profit	$210	$272
Segment Profit Margin	11.9%	14.4%

Book-to-Bill (TTM)	1.17x	1.23x
Book-to-Bill	0.98x	1.29x
(1) In millions
(2) Reconciliation of GAAP to Non-GAAP measures provided in Non-GAAP Results.

GBS segment revenue was $1,758 million in the first quarter of fiscal year 2023, down 6.8% compared to the prior year period and up 2.8% on an organic basis. The GBS performance was driven by strong growth in the Analytics & Engineering business, where revenue increased 15.7% on an organic basis. GBS segment profit was $210 million and segment profit margin was 11.9%, down 250 bps compared to prior year, due to investments and higher costs and the costs related to the exit of our business in Russia. GBS bookings for the quarter were $1.7 billion for a book-to-bill of 0.98x, and 1.17x on a trailing twelve months basis.

Global Infrastructure Services ("GIS")(1)	Q1 FY23	Q1 FY22
Revenue	$1,949	$2,254
YoY Revenue Growth	(13.5)%	(3.2)%
YoY Organic Revenue Growth(2)	(7.2)%	(9.1)%

Segment Profit	$127	$131
Segment Profit Margin	6.5%	5.8%

Book-to-Bill (TTM)	0.96x	0.99x
Book-to-Bill	0.77x	0.97x
(1) In millions
(2) Reconciliation of GAAP to Non-GAAP measures provided in Non-GAAP Results.

GIS segment revenue was $1,949 million in the first quarter of fiscal year 2023, down 13.5% compared to the prior year period, and down 7.2% on an organic basis. GIS segment organic revenue performance improved slightly, due to a lower level of declines in Security and Modern Workplace revenues, which declined by 0.3% and 16.1% on an organic basis, respectively. GIS segment profit was $127 million with a segment profit margin of 6.5%, a 70 bps margin expansion as compared to first quarter of fiscal year 2022. GIS bookings were $1.5 billion in the quarter for a book-to-bill of 0.77x, and 0.96x on a trailing twelve months basis.

Offering Highlights

In order to better align our reporting with our go-to market strategy, we have recast our offerings compared to prior quarters. The results for our six offerings are as follows:

Offerings Revenues	Q1 FY23	Q4 FY22	Q3 FY22	Q2 FY22	Q1 FY22
Analytics and Engineering	$503	$529	$506	$490	$458
Applications	882	925	988	936	967
Insurance Software & BPS	368	385	383	384	385
Security	105	120	116	133	113
Cloud Infrastructure & ITO	1,395	1,479	1,460	1,432	1,554
Modern Workplace	448	507	555	575	571
Subtotal	3,701	3,945	4,008	3,950	4,048
M&A and Divestitures
Revenues	6	63	81	77	93
Total Revenues	$3,707	$4,008	$4,089	$4,027	$4,141

Cash Flow

Cash Flow	Q1 FY23	Q1 FY22
Cash Flow from (used in) Operations	$163	$(29)
Less Capital Expenditures:
Purchase of property and equipment	(68)	(98)
Transition and transformation contract costs	(57)	(55)
Software purchased or developed	(50)	(122)
Free Cash Flow	$(12)	$(304)

Cash flow from (used in) operations was $163 million in the first quarter of fiscal year 2023, as compared to $(29) million in the first quarter of fiscal year 2022, and capital expenditures were $175 million in the first quarter of fiscal year 2023, as compared to $275 million in the first quarter of fiscal year 2022. Free cash flow (cash flow from operations, less capital expenditures) was $(12) million in the first quarter of fiscal year 2023, as compared to $(304) million in the first quarter of fiscal year 2022.

Guidance

The Company's guidance for the second quarter and full fiscal year 2023 is as follows:

Key Metrics	Q2 FY23 Guidance			FY23 Guidance
	Lower End	Higher End	Prior Year Actuals	Lower End	Higher End	Prior Year Actuals
Organic Revenue Growth %	(2.5)%	(1.5)%	(2.4)%	(2.0)%	(1.0)%	(2.6)%
Adjusted EBIT Margin	7.0%	7.5%	8.6%	8.0%	8.5%	8.5%
Non-GAAP Diluted EPS	$0.70	$0.75	$0.90	$3.45	$3.75	$3.50
Free Cash Flow			$404	~$700		$743
Revenue
Revenue $	$3,550	$3,580	$4,027	$14,600	$14,750	$16,265
Acquisition & Divestitures Revenues %	(2.3)%		(10.6)%	(2.0)%		(6.5)%
Foreign Exchange Impact on Revenues %	(7.2)%		1.4%	(6.2)%		0.8%
Others
Pension Income Benefit*	~$50		$75	~$200		$298
Net Interest Expense	~$20		$45	~$90		$139
Non-GAAP Tax Rate	~25%		22.6%	~25%		26.6%
Weighted Average Diluted Shares Outstanding	232	235	257	223	228	255
Restructuring & TSI Expense				$300		$344
Capital Lease / Asset Financing payments				~$500		$990
Foreign Exchange Assumptions	Current Estimate		Prior Year Actuals	Current Estimate		Prior Year Actuals
$/Euro exchange rate	$1.01		$1.18	$1.02		$1.16
$/GBP exchange rate	$1.19		$1.38	$1.20		$1.37
$/AUD exchange rate	$0.68		$0.74	$0.69		$0.74

*Pension benefit is split between Cost Of Sales (COS) & Other Income:
Fiscal year 2023: $80 million service cost in COS, $280 million pension benefit in Other income
Fiscal year 2022: $88 million service cost in COS, $386 million pension benefit in Other income

The Company reaffirmed its longer-term guidance:

•Positive organic revenue growth of 1% to 3% for fiscal year 2024
•Adjusted EBIT margin of 10% to 11% in fiscal year 2024
•Non-GAAP diluted Earnings Per Share of $5.00 to $5.25 in fiscal year 2024
•Free cash flow of approximately $1.5 billion in fiscal year 2024
•Restructuring and TSI of approximately $100 million in fiscal year 2024

DXC does not provide a reconciliation of Non-GAAP measures that it discusses as part of its guidance because certain significant information required for such reconciliation is not available without unreasonable efforts or at all, including, most notably, the impact of significant non-recurring items. Without this information, DXC does not believe that a reconciliation would be meaningful.

Ken Sharp, Chief Financial Officer, commented: “In Q1 FY23, we continued to drive down uses of cash, including restructuring, transaction, separation and integration expenses, capital expenditures, capital lease originations, and our facility footprint. These initiatives allowed us to deliver a $292 million improvement in free cash flow over the first quarter of FY22. We continued to execute on our capital deployment program, returning $266 million to shareholders by repurchasing 8.9 million shares during the quarter to complete $500 million of our $1 billion repurchase commitment."

Earnings Conference Call and Webcast

DXC Technology senior management will host a conference call and webcast to discuss these results on August 3, 2022, at 5:00 p.m. EDT. The dial-in number for domestic callers is +1 (888) 330-2455. Callers who reside outside of the United States should dial +1 (240) 789-2717. The passcode for all participants is 4164760. The webcast audio and any presentation slides will be available on DXC Technology’s Investor Relations website.

A replay of the conference call will be available from approximately two hours after the conclusion of the call until August 10, 2022. The phone number for the replay is +1 (800) 770-2030 or +1 (647) 362-9199. The replay passcode is 4164760.

About DXC Technology

DXC Technology (NYSE: DXC) helps global companies run their mission critical systems and operations while modernizing IT, optimizing data architectures, and ensuring security and scalability across public, private and hybrid clouds. The world’s largest companies and public sector organizations trust DXC to deploy services to drive new levels of performance, competitiveness, and customer experience across their IT estates. Learn more about how we deliver excellence for our customers and colleagues at DXC.com.

Forward-Looking Statements

All statements in this press release that do not directly and exclusively relate to historical facts constitute “forward-looking statements.” Forward-looking statements often include words such as “anticipates,” “believes,” “estimates,” “expects,” “forecast,” “goal,” “intends,” “objective,” “plans,” “projects,” “strategy,” “target,” and “will” and words and terms of similar substance in discussions of future operating or financial performance. Forward-looking statements include, among other things, statements with respect to our future financial condition, results of operations, cash flows, business strategies, operating efficiencies or synergies, divestitures, competitive position, growth opportunities, share repurchases, dividend payments, plans and objectives of management and other matters. These statements represent current expectations and beliefs, and no assurance can be given that the results described in such statements will be achieved. Such statements are subject to numerous assumptions, risks, uncertainties and other factors that could cause actual results to differ materially from those described in such statements, many of which are outside of our control. Furthermore, many of these risks and uncertainties are currently amplified by and may continue to be amplified by or may, in the future, be amplified by, the ongoing coronavirus disease 2019 (“COVID-19”) pandemic and the impact of varying private and governmental responses that affect our customers, employees, vendors and the economies and communities where they operate. Important factors that could cause actual results to differ materially from those described in forward-looking statements include, but are not limited to: the uncertainty of the magnitude, duration, geographic reach of the COVID-19 crisis, its impact on the global economy and the impact of current and potential travel restrictions, stay-at-home orders, vaccine mandates and economic restrictions implemented to address the crisis; our inability to succeed in our strategic objectives; the risk of liability or damage to our reputation resulting from security incidents, including breaches, and cyber-attacks to our systems and networks and those of our business partners, insider threats, disclosure of sensitive data or failure to comply with data protection laws and regulations in a rapidly evolving regulatory environment, in each case, whether deliberate or accidental; our inability to develop and expand our service offerings to address emerging business demands and technological trends, including our inability to sell differentiated services amongst our offerings; our inability to compete in certain markets and expand our capacity in certain offshore locations and risks associated with such offshore locations such as Russia’s recent invasion of Ukraine and our exit from the Russian market; failure to maintain our credit rating and ability to manage working capital, refinance and raise additional capital for future needs; our indebtedness; the competitive pressures faced by our business; our inability to accurately estimate the cost of services, and the completion timeline of contracts; execution risks by us and our suppliers, customers, and partners; the risks associated with natural disasters; our inability to retain and hire key personnel and maintain relationships with key partners; the risks associated with prolonged periods of inflation; the risks associated with our international operations, such as risks related to currency exchange rates and Brexit; our inability to comply with governmental regulations or the adoption of new laws or regulations, including social and environmental responsibility regulations, policies and provisions; our inability to achieve the expected benefits of our restructuring plans; inadvertent infringement of third-party intellectual property rights or our inability to protect our own intellectual property assets; our inability to procure third-party licenses required for the operation of our products and service offerings; risks associated with disruption of our supply chain; our inability to maintain effective internal control over financial reporting; potential losses due to asset impairment charges; our inability to pay dividends or repurchase shares of our common stock; pending investigations, claims and disputes and any adverse impact on our profitability and liquidity; disruptions in the credit markets, including disruptions that reduce our customers’ access to credit and increase the costs to our customers of obtaining credit; our failure to bid on projects effectively; financial difficulties of our customers and our inability to collect receivables; our inability to maintain and grow our customer relationships over time and to comply with customer contracts or government contracting regulations or requirements; our inability to succeed in our strategic transactions; changes in tax laws and any adverse impact on our effective tax rate; risks following the merger of Computer Sciences Corporation and Enterprise Services business of Hewlett Packard Enterprise Company's businesses, including anticipated tax treatment, unforeseen liabilities and future capital expenditures; and risks following the spin-off of our former U.S. Public Sector business and its related mergers with Vencore Holding Corp. and KeyPoint Government Solutions in June 2018 to form Perspecta Inc., which was acquired by Peraton in May 2021. For a written description of these factors, see the section titled “Risk Factors” in DXC’s Annual Report on Form 10-K for the fiscal year ended March 31, 2022, and any updating information in subsequent SEC filings, including DXC’s upcoming Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2022.

No assurance can be given that any goal or plan set forth in any forward-looking statement can or will be achieved, and readers are cautioned not to place undue reliance on such statements which speak only as of the date they are made. We do not undertake any obligation to update or release any revisions to any forward-looking statement or to report any events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events except as required by law.

About Non-GAAP Measures

In an effort to provide investors with supplemental financial information, in addition to the preliminary and unaudited financial information presented on a GAAP basis, we have also disclosed in this press release preliminary Non-GAAP information including: earnings before interest and taxes ("EBIT"), EBIT margin, Adjusted EBIT, Adjusted EBIT margin, Non-GAAP diluted EPS, organic revenues, organic revenue growth, and free cash flow.

We believe EBIT, EBIT margin, Adjusted EBIT, Adjusted EBIT margin, and Non-GAAP diluted EPS provide investors with useful supplemental information about our operating performance after excluding certain categories of expenses. Free cash flow represents cash flow from operations, less capital expenditures.

One category of expenses excluded from Adjusted EBIT, Adjusted EBIT margin, and Non-GAAP diluted EPS, incremental amortization of intangible assets acquired through business combinations, may result in a significant difference in period over period amortization expense on a GAAP basis. We exclude amortization of certain acquired intangible assets as these non-cash amounts are inconsistent in amount and frequency and are significantly impacted by the timing and/or size of acquisitions. Although DXC management excludes amortization of acquired intangible assets primarily customer-related intangible assets, from its Non-GAAP expenses, we believe that it is important for investors to understand that such intangible assets were recorded as part of purchase accounting and support revenue generation. Any future transactions may result in a change to the acquired intangible asset balances and associated amortization expense.

Another category of expenses excluded from Adjusted EBIT, Adjusted EBIT margin, and Non-GAAP diluted EPS, impairment losses, may result in a significant difference in period over period expense on a GAAP basis. We exclude impairment losses as these non-cash amounts, reflect generally an acceleration of what would be multiple periods of expense and do not expect to occur frequently. Further assets such as goodwill may be significantly impacted by market conditions outside of management’s control.

We believe organic revenue growth provides investors with useful supplemental information about our revenues after excluding the effect of currency exchange rate fluctuations for currencies other than U.S. dollars and the effects of acquisitions and divestitures in the periods presented. See below for a description of the methodology we use to present organic revenues.

Selected references are made to revenue growth on an “organic basis” so that certain financial results can be viewed without the impact of fluctuations in foreign currency rates and without the impacts of acquisitions and divestitures from “organic basis” financial results, thereby providing comparisons of operating performance from period to period of the business that we have owned during all periods presented. Organic revenue growth is calculated by dividing the year-over-year change in GAAP revenues attributed to organic growth by the GAAP revenues reported in the prior comparable period. This approach is used for all results where the functional currency is not the U.S. dollar.

There are limitations to the use of the Non-GAAP financial measures presented in this press release. One of the limitations is that they do not reflect complete financial results. We compensate for this limitation by providing a reconciliation between our Non-GAAP financial measures and the respective most directly comparable financial measure calculated and presented in accordance with GAAP. Additionally, other companies, including companies in our industry, may calculate Non-GAAP financial measures differently than we do, limiting the usefulness of those measures for comparative purposes between companies.

# # #

Contact:

John Sweeney, CFA, Head of Marketing and Investor Relations, +1-980-315-3665, john.sweeney@dxc.com
Sean B. Pasternak, Corporate Media Relations, +1-647-975-7326, sean.pasternak@dxc.com

Condensed Consolidated Statements of Operations
(preliminary and unaudited)

	Three Months Ended
(in millions, except per-share amounts)	June 30, 2022	June 30, 2021

Revenues	$3,707	$4,141

Costs of services	2,930	3,255
Selling, general and administrative	349	383
Depreciation and amortization	389	422
Restructuring costs	33	67
Interest expense	37	62
Interest income	(20)	(20)
Debt extinguishment costs	—	28
Gain on disposition of businesses	(29)	(377)
Other income, net	(104)	(103)
Total costs and expenses	3,585	3,717

Income before income taxes	122	424
Income tax expense	19	142
Net income	103	282
Less: net income attributable to non-controlling interest, net of tax	1	4
Net income attributable to DXC common stockholders	$102	$278

Income per common share:
Basic	$0.44	$1.09
Diluted	$0.43	$1.07

Weighted average common shares outstanding for:
Basic EPS	232.48	254.67
Diluted EPS	237.38	260.32

Selected Condensed Consolidated Balance Sheet Data
(preliminary and unaudited)

	As of
(in millions)	June 30, 2022	March 31, 2022
Assets
Cash and cash equivalents	$2,209	$2,672
Receivables, net	3,693	3,854
Prepaid expenses	666	617
Other current assets	270	268
Assets held for sale	10	35
Total current assets	6,848	7,446

Intangible assets, net	3,117	3,378
Operating right-of-use assets, net	1,025	1,133
Goodwill	582	617
Deferred income taxes, net	210	221
Property and equipment, net	2,212	2,412
Other assets	4,602	4,850
Assets held for sale - non-current	51	82
Total Assets	$18,647	$20,139

Liabilities
Short-term debt and current maturities of long-term debt	$904	$900
Accounts payable	795	840
Accrued payroll and related costs	610	570
Current operating lease liabilities	346	388
Accrued expenses and other current liabilities	2,479	2,882
Deferred revenue and advance contract payments	938	1,053
Income taxes payable	181	197
Liabilities related to assets held for sale	4	23
Total current liabilities	6,257	6,853

Long-term debt, net of current maturities	3,874	4,065
Non-current deferred revenue	806	862
Non-current operating lease liabilities	742	815
Non-current income tax liabilities and deferred tax liabilities	919	994
Other long-term liabilities	1,000	1,136
Liabilities related to assets held for sale - non-current	—	39
Total Liabilities	13,598	14,764

Total Equity	5,049	5,375

Total Liabilities and Equity	$18,647	$20,139

Condensed Consolidated Statements of Cash Flows
(preliminary and unaudited)

	Three Months Ended
(in millions)	June 30, 2022	June 30, 2021
Cash flows from operating activities:
Net income	$103	$282
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	398	427
Operating right-of-use expense	106	130
Share-based compensation	28	25
Deferred taxes	(38)	(25)
Gain on dispositions	(62)	(414)
Provision for losses on accounts receivable	2	(3)
Unrealized foreign currency exchange loss (gain)	46	(8)
Debt extinguishment costs	—	28
Other non-cash charges, net	3	3
Changes in assets and liabilities, net of effects of acquisitions and dispositions:
(Increase) decrease in assets	(69)	26
Decrease in operating lease liability	(106)	(130)
Decrease in other liabilities	(248)	(370)
Net cash provided by (used in) operating activities	163	(29)

Cash flows from investing activities:
Purchases of property and equipment	(68)	(98)
Payments for transition and transformation contract costs	(57)	(55)
Software purchased and developed	(50)	(122)
Business dispositions, net of cash sold	(36)	513
Proceeds from sale of assets	14	67
Other investing activities, net	5	6
Net cash (used in) provided by investing activities	(192)	311

Cash flows from financing activities:
Borrowings of commercial paper	292	216
Repayments of commercial paper	(239)	(194)
Borrowings on long-term debt	—	19
Principal payments on long-term debt	—	(352)
Payments on finance leases and borrowings for asset financing	(159)	(494)
Proceeds from stock options and other common stock transactions	1	9
Taxes paid related to net share settlements of share-based compensation awards	(12)	(11)
Payments for debt extinguishment costs	—	(28)
Repurchase of common stock and advance payment for accelerated share repurchase	(272)	(48)
Other financing activities, net	(5)	17
Net cash used in financing activities	(394)	(866)
Effect of exchange rate changes on cash and cash equivalents	(50)	13
Net decrease in cash and cash equivalents including cash classified within current assets held for sale	(473)	(571)
Cash classified within current assets held for sale	10	63
Net decrease in cash and cash equivalents	(463)	(508)
Cash and cash equivalents at beginning of year	2,672	2,968
Cash and cash equivalents at end of period	$2,209	$2,460

Segment Profit

We define segment profit as segment revenues less costs of services, segment selling, general and administrative, depreciation and amortization, and other income (excluding the movement in foreign currency exchange rates on our foreign currency denominated assets and liabilities and the related economic hedges). The Company does not allocate to its segments certain operating expenses managed at the corporate level. These unallocated costs include certain corporate function costs, stock-based compensation expense, pension and other post-retirement benefits (“OPEB”) actuarial and settlement gains and losses, restructuring costs, transaction, separation and integration-related costs, and amortization of acquired intangible assets.

	Three Months Ended
(in millions)	June 30, 2022	June 30, 2021
GBS profit	$210	$272
GIS profit	127	131
All other loss	(78)	(71)
Subtotal	$259	$332
Interest income	20	20
Interest expense	(37)	(62)
Restructuring costs	(33)	(67)
Transaction, separation and integration-related costs	(2)	(9)
Amortization of acquired intangible assets	(104)	(109)
Merger related indemnification	(10)	—
Gains on dispositions	29	347
Debt extinguishment costs	—	(28)
Income before income taxes	$122	$424

Segment profit margins
GBS	11.9%	14.4%
GIS	6.5%	5.8%

Reconciliation of Non-GAAP Financial Measures

Our Non-GAAP adjustments include:
•Restructuring costs – includes costs, net of reversals, related to workforce and real estate optimization and other similar charges.
•Transaction, separation and integration-related (“TSI”) costs – includes costs related to integration, planning, financing and advisory fees and other similar charges associated with mergers, acquisitions, strategic investments, joint ventures, and dispositions and other similar transactions.(1)
•Amortization of acquired intangible assets – includes amortization of intangible assets acquired through business combinations.
•Merger related indemnification - represents the Company’s current estimate of potential liability to HPE for indemnification following the outcome of the Oracle v. HPE litigation in June 2022; obligation pursuant to ES-CSC merger.
•Gains and losses on dispositions – gains and losses related to dispositions of businesses, strategic assets and interests in less than wholly-owned entities.(2)
•Debt extinguishment costs – costs associated with early retirement, redemption, repayment or repurchase of debt and debt-like items including any breakage, make-whole premium, prepayment penalty or similar costs as well as solicitation and other legal and advisory expenses.(3)
•Tax adjustments – discrete tax adjustments to impair or recognize certain deferred tax assets, adjustments for changes in tax legislation and the impact of merger and divestitures. Income tax expense of all other (non-discrete) non-GAAP adjustments is based on the difference in the GAAP annual effective tax rate (AETR) and overall non-GAAP provision (consistent with the GAAP methodology).(4)

(1) TSI-Related Costs for all periods presented include fees and other internal and external expenses associated with legal, accounting, consulting, due diligence, investment banking advisory, and other services, as well as financing fees, retention incentives, and resolution of transaction related claims in connection with, or resulting from, exploring or executing potential acquisitions, dispositions and strategic investments, whether or not announced or consummated.

The TSI-Related costs for the first quarter of fiscal 2023 include $2 million of costs incurred in connection with activities related to acquisitions and divestitures.

The TSI-Related costs for the first quarter of fiscal 2022 include $11 million of costs to execute the strategic alternatives; $4 million legal costs and $(12) million credit towards Perspecta Arbitration settlement, $4 million in expenses related to integration projects resulting from the CSC - HPE ES merger (including costs associated with continuing efforts to separate certain IT systems) and $2 million of costs incurred in connection with activities related to other acquisitions and divestitures.

(2) Gains and losses on dispositions for the first quarter of fiscal 2023 include a net gain of $38 million on dispositions and a loss of $9 million related to certain insignificant businesses classified as held for sale as of June 30, 2022.

Gains and losses on dispositions for the first quarter of fiscal 2022 include a $341 million gain on sale of the HPS business, gains of $19 million on other dispositions and $(13) million of adjustments relating to the sale of the HHS business.

(3) Debt extinguishment costs adjustments for the first quarter of fiscal 2022 include $18 million to fully redeem two series of our 4.45% senior notes due fiscal 2023, $3 million to partially redeem our 4.125% senior notes due fiscal 2026, and $7 million of debt associated with asset financing.

(4)Tax adjustment for fiscal 2022 reflects net revaluation of deferred taxes resulting from changes in non-US jurisdiction tax rates.

Non-GAAP Results

A reconciliation of reported results to Non-GAAP results is as follows:

	Three Months Ended June 30, 2022
(in millions, except per-share amounts)	As Reported	Restructuring Costs	Transaction, Separation and Integration-Related Costs	Amortization of Acquired Intangible Assets	Merger Related Indemnification	Gains and Losses on Dispositions	Non-GAAP Results
Income before income taxes	$122	$33	$2	$104	$10	$(29)	$242
Income tax expense	19	8	—	24	2	9	62
Net income	103	25	2	80	8	(38)	180
Less: net income attributable to non-controlling interest, net of tax	1	—	—	—	—	—	1
Net income attributable to DXC common stockholders	$102	$25	$2	$80	$8	$(38)	$179

Effective Tax Rate	15.6%						25.6%

Basic EPS	$0.44	$0.11	$0.01	$0.34	$0.03	$(0.16)	$0.77
Diluted EPS	$0.43	$0.11	$0.01	$0.34	$0.03	$(0.16)	$0.75

Weighted average common shares outstanding for:
Basic EPS	232.48	232.48	232.48	232.48	232.48	232.48	232.48
Diluted EPS	237.38	237.38	237.38	237.38	237.38	237.38	237.38

	Three Months Ended June 30, 2021
(in millions, except per-share amounts)	As Reported	Restructuring Costs	Transaction, Separation and Integration-Related Costs	Amortization of Acquired Intangible Assets	Gains and Losses on Dispositions	Debt Extinguishment Costs	Tax Adjustment	Non-GAAP Results
Income before income taxes	$424	$67	$9	$109	$(347)	$28	$—	$290
Income tax expense	142	10	4	24	(91)	7	(28)	68
Net income	282	57	5	85	(256)	21	28	222
Less: net income attributable to non-controlling interest, net of tax	4	—	—	—	—	—	—	4
Net income attributable to DXC common stockholders	$278	$57	$5	$85	$(256)	$21	$28	$218

Effective Tax Rate	33.5%							23.4%

Basic EPS	$1.09	$0.22	$0.02	$0.33	$(1.01)	$0.08	$0.11	$0.86
Diluted EPS	$1.07	$0.22	$0.02	$0.33	$(0.98)	$0.08	$0.11	$0.84

Weighted average common shares outstanding for:
Basic EPS	254.67	254.67	254.67	254.67	254.67	254.67	254.67	254.67
Diluted EPS	260.32	260.32	260.32	260.32	260.32	260.32	260.32	260.32

The above tables serve to reconcile the Non-GAAP financial measures to the most directly comparable GAAP measures. Please refer to the “About Non-GAAP Measures” section of the press release for further information on the use of these Non-GAAP measures.

Year-over-Year Organic Revenue Growth

	Three Months Ended
	June 30, 2022	June 30, 2021
Total revenue growth	(10.5)%	(8.0)%
Foreign currency	5.8%	(5.7)%
Acquisitions and divestitures	2.1%	10.0%
Organic revenue growth	(2.6)%	(3.7)%

GIS revenue growth	(13.5)%	(3.2)%
Foreign currency	5.8%	(6.6)%
Acquisitions and divestitures	0.5%	0.7%
GIS organic revenue growth	(7.2)%	(9.1)%

GBS revenue growth	(6.8)%	(13.2)%
Foreign currency	5.9%	(4.7)%
Acquisitions and divestitures	3.7%	19.9%
GBS organic revenue growth	2.8%	2.0%

EBIT and Adjusted EBIT

	Three Months Ended
(in millions)	June 30, 2022	June 30, 2021
Net income	$103	$282
Income tax expense	19	142
Interest income	(20)	(20)
Interest expense	37	62
EBIT	139	466
Restructuring costs	33	67
Transaction, separation and integration-related costs	2	9
Amortization of acquired intangible assets	104	109
Merger related indemnification	10	—
Gains on dispositions	(29)	(347)
Debt extinguishment costs	—	28
Adjusted EBIT	$259	$332

EBIT margin	3.7%	11.3%
Adjusted EBIT margin	7.0%	8.0%

Source: DXC Technology
Category: Investor Relations